Exhibit 99.1

805 King Farm Blvd.
Rockville, MD 20850 / USA

business.nasdaq.com

Sent via Electronic Delivery to:scottmahoney@magnegas.com; tylerwilson@magnegas.com

September 5, 2017

Mr. Scott Mahoney

Chief Financial Officer and Secretary

MagneGas Corporation

11885 44thStreet North

Clearwater, Florida 33762

Re:	MagneGas Corporation(the “Company”)

Nasdaq Security: Common Stock

Nasdaq Symbol: MNGA

Dear Mr. Mahoney:

As discussed with Mr. Wilson, our Listing Rules (the “Rules”) require listed securities to maintain a minimum bid price of $1 per share. Based upon the closing bid price for the last 30 consecutive business days, the Company no longer meets this requirement.1 However, the Rules also provide the Company a compliance period of 180 calendar days in which to regain compliance.

If at any time during this 180 day period the closing bid price of the Company’s security is at least $1 for a minimum of ten consecutive business days, we will provide you written confirmation of compliance and this matter will be closed. Please note that if the Company chooses to implement a reverse stock split, it must complete the split no later than ten business days prior to the expiration date in the table below in order to regain compliance.2

In the event the Company does not regain compliance, the Company may be eligible for additional time. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If the Company meets these requirements, we will inform the Company that it has been granted an additional 180 calendar days. However, if it appears to Staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, we will provide notice that its securities will be subject to delisting.3

1 For online access to all Nasdaq Rules, please see “Nasdaq Online Resources,” included with this letter.

2 For additional information with respect to compliance periods please see the “Nasdaq Online Resources” on the attached page and access the link “Frequently Asked Questions” related to “continued listing.”

3 At that time, the Company may appeal the delisting determination to a Hearings Panel.

Mr. Scott Mahoney

September 5, 2017

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.4 The Company must also provide a copy of the announcement to Nasdaq’s MarketWatch Department at least 10 minutes prior to its public release.5 Please note that if you do not make the required announcement trading in your securities will be halted.6

The following table summarizes the critical dates and information as related to this matter.

	Expiration of 180	Public
Period below $1.00	calendar day	Announcement Due
bid price	compliance period	Date	Relevant Listing Rules
July 24, 2017 – September 1, 2017	March 5, 2018	September 11, 2017	5550(a)(2) – bid price 5810(c)(3)(A) – compliance period 5810(b) – public disclosure 5505 – Capital Market criteria

Finally, an indicator will be displayed with quotation information related to the Company’s securities on NASDAQ.com and NASDAQTrader.com and may be displayed by other third party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the basis for such non-compliance is posted on our website at listingcenter.nasdaq.com. The Company will be included in this list commencing fivebusiness days from the date of this letter.

If you have any questions, please do not hesitate to contact meat +1 301 978 8052.

Sincerely,

/s/ Moira Keith
Moira Keith
Associate Director
Nasdaq Listing Qualifications

4 Listing Rule 5810(b). See FAQ #428 available on the Nasdaq Listing Center.

5 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure service available at nasdaq.net/ED/IssuerEntry.

6 Listing Rule IM-5810-1.

NASDAQ ONLINE RESOURCES

All of our listing information and forms are available electronically on the Listing Center. In addition to facilitating electronic submission of forms, you can also use the Listing Center to access Nasdaq’s Reference Library containing hundreds of frequently asked questions and Governance Clearinghouse containing the latest updates on corporate governance and listing standards.

To help you navigate the deficiency process, we have provided links to some our most viewed resource materials.

•	Board Composition and Committee Requirements

•	Governance Clearinghouse

•	Hearings Process

•	How to Transfer to Nasdaq Capital Market

•	Information about Application of Shareholder Approval Rules

•	Initial Listing Process

•	Listing Fees

•	Listing of Additional Shares Process

•	MarketWatch Electronic Disclosure Submissions

•	Nasdaq Listing Rules: Initial and Continued Listing

•	Reference Library: Frequently Asked Questions, Staff Interpretations and Listing Council Decisions